Exhibit 99.1

PHOTON DYNAMICS ANNOUNCES REALIGNMENT OF RESOURCES AND DISCONTINUATION OF PANELMASTERTM PRODUCTS

San Jose, Calif., November 16, 2006 ─ Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display (FPD) market, announced that it is realigning its resources, resulting in the discontinuation of its PanelMasterTM inspection products. Photon Dynamics will continue to meet all warranty and spare parts obligations to its existing PanelMaster customers.

Commenting on the Company’s decision, Jeff Hawthorne, Photon Dynamics’ President and CEO said, “The discontinuation of PanelMaster products represents a strategic realignment of our technical and financial resources, thus enabling the Company to focus on what we believe are more profitable business opportunities for the Company.”

The Company expects to incur an aggregate expense of approximately $500,000 for this action in the first and second quarters of fiscal 2007. The impact of this action does not change the first quarter guidance provided by the Company on November 2, 2006.

About Photon Dynamics, Inc.
Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. Founded in 1986, Photon Dynamics is headquartered in San Jose, California with sales and customer support offices in Beijing, China; Seoul, Daejeon, Gumi, and Cheonan, Korea; Hsinchu, Tainan, and Taichung, Taiwan; and Tokyo and Tsu, Japan. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
The statements in this press release relating to Photon Dynamics' estimated results for the first quarter of fiscal 2007 are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to: unanticipated costs associated with the realignment and discontinuation, the adoption of new technology by the Company’s customers, the current economic uncertainty, which may cause consumers to purchase products containing flat panel displays at a rate lower than Photon Dynamics and its customers expect, and therefore that could lead Photon Dynamics' customers to reduce investments in Photon Dynamics' products below that which Photon Dynamics projects until the markets become more certain; current economic conditions may cause an increase in competitive pricing pressures; and the risk of the introduction of competing products having technological and/or pricing advantages, which would reduce the demand for Photon Dynamics' products. As a result, Photon Dynamics' actual results and end user demand may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption " Factors Affecting Operating Results" in Photon Dynamics' Quarterly Report on Form 10-Q as filed on August 9, 2006 with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.